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Exhibit 10.33

November 12, 2002

Mr. Pierre Cousin
2439 Targhee Point
Lafayette, CO 80026

Dear Pierre:

        In recognition of your U.S. Permanent Resident status and the expiration of your expatriate agreement, I am pleased to offer you continued employment with StorageTek. Your position will remain as Vice President/General Manager, Storage Area Networks, reporting directly to Patrick Martin, Chairman, President and Chief Executive Officer. In this role you will remain a member of the Executive Management Team, and your annualized base salary will be $294,500.00, payable bi-weekly. Other benefits being offered with this position are outlined below. Your effective date will be December 1, 2002.

        With the exception of the Storage Technology Proprietary Rights Agreement you signed as identified in Section 5b of the attached Severance Agreement and benefit Plan Documents specifically referenced herein, this offer letter and its attachment(s) embody the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements, representations and understandings, whether written or oral, between you and StorageTek and between you and any StorageTek Affiliate, as defined by StorageTek. This includes your Letter Agreement dated July 31, 2001 and the two extensions to said Letter Agreement.

        You will remain eligible to participate in the 2002 StorageTek Pay for Performance Management Bonus Plan (MBO Plan) at the target level of 55% of your base salary. Incentive payout is based on achievement of corporate and individual goals. The terms of this plan are governed by the Plan Document, as may change from time to time. Additionally, you will continue to be a participant in the LEAP (Leveraged Equity Acquisition Program), an equity program implemented for the most senior managers at StorageTek. Your participation in StorageTek's LEAP Program is subject to the terms and conditions of the plan documents, as these plan documents may be amended from time to time.

        While you are a StorageTek employee working in the United States, StorageTek will pay on your behalf the premiums for you and your immediate family to participate in the CFE (Confédération française de l'encadrement) health insurance program in France. Additionally, StorageTek will also pay the premiums for your Mercer health insurance coverage (or similar coverage with another vendor as designated and approved by StorageTek), and supplemental hospital insurance coverage as appropriate for a StorageTek employee living in the United States. You and your immediate family will not be eligible for the United States health care insurance plans or any of the related services offered by StorageTek, including the use of the onsite medical, dental or pharmacy services while StorageTek is paying the aforementioned premiums for you. The amounts paid on your behalf will be included in your taxable income for the tax year in which the amounts are paid. You are responsible to pay any co-payments, coinsurance or deductibles required by this health care insurance and all personal tax liabilities incurred by this benefit.

        Additional benefits you will continue to be or become eligible to participate in are outlined below.

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  401(k)—Participation in the StorageTek 401(k) Plan. Currently, StorageTek matches 100 percent of the first three percent of your annual base pay (up to government guidelines) and 50 percent of the next four percent.

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  Deferred Compensation—Under this program you may contribute up to 50% of your base salary and up to 75% of your marketing or management bonuses into a non-qualified tax deferred plan. In addition, you may also contribute excess 401(k) contributions to the plan. This program is paying interest of 7.72% in 2002.

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  Executive Life—StorageTek will also provide you with life insurance that is equivalent to two times your base pay. Your initial coverage will be through group term insurance. After you start, you will receive enrollment materials for the executive life insurance plan that allow you to enroll in a universal life policy (for coverage above $50,000) that you will own and that will provide cash surrender value.

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  Short/Long-term disability—Short-term disability (STD) coverage is provided at no cost to you. You may purchase Long-Term Disability (LTD) coverage for a fee.

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  Employee Stock Purchase Program—Twice each year you have the opportunity to authorize up to 10% of your after-tax pay (up to an annual maximum of $25,000) to be used to purchase StorageTek stock through convenient payroll deductions at 85% of its current value. You will continue to be eligible to participate.

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  AD&D, Travel Accident—StorageTek provides basic employee AD&D in the amount of two times your annual base salary, up to $900,000 in coverage, at no cost to you. StorageTek pays the entire cost of business travel accident insurance.

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  Car allowance for a leased quality vehicle of $550 per month, plus reimbursement for maintenance and insurance. This amount is paid in the first paycheck each month.

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  Executive vacation program allowing vacation as business conditions dictate. There is no defined limit, and therefore, no vacation accrual.

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  Income Tax Return Preparation—StorageTek will pay the costs for a third-party tax consultant to prepare your personal United States and France income tax returns for tax year 2002, up to a maximum combined cost of US$6,000.00. The taxable value of this benefit will be included in your taxable income for the tax year in which the costs are incurred. You are responsible to pay any personal tax liabilities incurred by this benefit.

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  Localization Payment—StorageTek will pay you a gross one time lump-sum localization payment in the amount of US$92,238.00, less the applicable United States federal, state, local, and FICA tax withholding. This payment will be made through the StorageTek payroll system as soon as administratively possible after your acceptance of this offer letter. The gross payment amount will be included in your taxable income for the tax year in which the allowance is paid. You are responsible to pay any personal tax liabilities incurred by this benefit.

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  Education Allowance—StorageTek will reimburse you up to the aggregate amount of US$8,000.00 to assist you with the expenses of educating your dependent children during the school year 2002 through 2003. Eligible expenses are limited to school tuition and fees, required textbooks, uniforms, and English language tutoring. All reimbursement requests must be accompanied by appropriate documentation, per StorageTek Business Expense guidelines and you must be an active employee on the date that you submit your reimbursement request. The reimbursement amounts will be included in your taxable income for the tax year(s) in which the reimbursements are made. StorageTek will pay the United States personal tax liabilities incurred by the reimbursements, including the tax gross-up at your estimated tax marginal rate, for the tax year(s) in which the liabilities are incurred.

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  Immigration Expenses—After September 1, 2003, StorageTek will accept a reimbursement request from you for the legal fees, legal expenses, filing fees, and travel expenses that you incurred in the process of obtaining United States Lawful Permanent Resident Alien status for you and your family. Your reimbursement request must be accompanied by appropriate documentation, per StorageTek Business Expense guidelines and you must be an active employee on the date that you submit your reimbursement request. The taxable value of this benefit will be included in your taxable income for the tax year in which the reimbursement is made. StorageTek will pay the United States personal tax liabilities incurred by this benefit, including the tax gross-up at your estimated marginal tax rate, for the tax year in which the liabilities are incurred.

        This employment offer is subject to your ability to have and continue a valid work authorization to be employed in the United States.

        Your employment with StorageTek will be "at-will." This means that either you or StorageTek may terminate your employment at any time, with or without cause, with or without notice, and for any reason or no reason. You will be offered a severance agreement that has been made available to Executive Management Team members. A copy of this agreement is attached.

        Here at StorageTek, we are passionate about our work. Our culture is energizing, innovative and challenging. We realize that talented people like you help make us more successful in our rapidly expanding world markets. StorageTek is an Equal Opportunity employer that embraces and encourages diversity. Our goal is to hire the right person into the right job at the right time—so that we together can put the power of information into our customers' hands. We hope you will help us meet this challenge.

        Pierre, we truly appreciate your contributions to date, and look forward to your continued contributions as an Executive Management Team member. Please sign both copies of this offer letter; return one copy of this letter and completed signed attachments by Monday, November 22, 2002 to indicate your acceptance of the terms of this offer. This offer will expire after that date.

        If you have any questions regarding this offer, please call me directly at (303) 673-3977.

Sincerely,

Roger Gaston
Corporate Vice President, Human Resources
StorageTek

I have read this offer and I understand and accept its terms.

Pierre Cousin	Acceptance Date

To facilitate enrollment into our personnel system, please provide the following:

Social Security Number	Date of Birth

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  Exhibit 10.33